Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2019 Equity Incentive Plan of Turning Point Therapeutics, Inc. of our reports dated March 1, 2021, with respect to the financial statements of Turning Point Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Turning Point Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

March 1, 2021